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                                                                    EXHIBIT 6(b)



                           STANDSTILL AND RESTRICTIONS
                              ON TRANSFER AGREEMENT
                 BETWEEN AND AMONG PROGRESSIVE ASSET MANAGEMENT,
                      PARADOX INC.,AND FINANCIAL WEST GROUP

This Agreement is made and entered into effective March 5, 1999, by and among Progressive Asset Management ("PAM"), Paradox Holdings, Inc. ("Paradox"), and Financial West Group, ("FWG"), each a California Corporation, with reference to the following facts:

                                    Recitals

WHEREAS the parties have entered into a "Purchase Agreement" of this same date (hereinafter the "Purchase Agreement");

WHEREAS under the Purchase Agreement, Paradox is acquiring 25,000 shares of stock of PAM, designated Series B Convertible Preferred Stock ("Series B Stock");

WHEREAS the parties seek to ensure the percentage ownership of Paradox in PAM remains constant until at least January 1, 2002; and

WHEREAS the Purchase Agreement provides that the parties will enter into this shareholder's agreement;

                                    Agreement

NOW, THEREFORE, In consideration of the promises and mutual covenants contained herein, the Parties agree as follows;

1. STAND-STILL AGREEMENT. Prior to January 1, 2002, the parties agree that Paradox will not attempt to directly or indirectly acquire shares of PAM such that Paradox would hold more than 40% of the common stock of PAM, nor will PAM attempt to directly or indirectly reduce Paradox's holding of shares of PAM such that it would hold less than 40%, nor issue any other class or series of Securities without approval of Paradox.

2. RESTRICTION ON TRANSFERS. To accomplish the purposes of this Agreement, any transfer, sale, assignment, hypothecation, encumbrance, or alienation of any of the stock of PAM other than according to the terms of this Agreement is void and transfers no right, title, or interest in or to those Securities, or any of them to the purported transferee, buyer, assignee, pledgee, or encumbrance holder.

     a. Prior to January 1, 2002, Paradox will not transfer sell, assign, hypothecate, encumber, or alienate of any Securities of PAM it holds.



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     b. On or after January 1, 2002, if Paradox elects to make a tender offer to purchase Securities of PAM not owned by Paradox, directly or indirectly, Paradox shall be deemed to make an offer to PAM to repurchase the Securities held by Paradox. PAM shall have the right for 120 days after the date of receipt of notice of the proposed tender offer, to purchase any or all of the shares of the Securities of PAM held by Paradox at the same price per Security, as Paradox has offered to purchase the outstanding Securities, plus $1.00 to the total purchase price. Example: Paradox offers to purchase 60% of the common stock of PAM not already held by Paradox for a total price of $2,400,000; then PAM may counter by purchasing the shares of common stock held by Paradox at $1,600,001.

     c. In the event Paradox elects to make a tender offer under subsection b, above, the following procedures shall apply.

          i. Paradox shall first serve written notice on PAM at least 120 days prior to the commencement of such proposed tender offer. The notice must specify: (1) the number of securities, or the interest in Securities, Paradox proposes to acquire; (2) the price or amount per each of the Securities to be paid by Paradox for the proposed purchase; and (3) all other terms and conditions of the proposed transaction.

          ii. Within 48 hours after actual physical receipt of any notice given pursuant to this Agreement, the Secretary of PAM shall also cause a special meeting of PAM's Board of Directors to be called for a 10 o'clock a.m. Pacific Time on the following (which is at least 48 hours after the giving of notice) Monday, or at 10 o'clock a.m. Pacific Time on the following Tuesday if the following Monday be a legal holiday, and shall promptly give telephonic notice to each member of PAM's Board of Directors at the address then shown for each such member on the books and records of PAM of the time, place, and purpose of the meeting.

          iii. PAM shall have 120 days after a notice given to it, to purchase the Securities held by Paradox at the price specified in the notice. Should PAM, within the time specified in this Section, elect to purchase any Securities held by Paradox, the Secretary of PAM shall promptly give written notice of that fact to Paradox. Within seven days thereafter, on delivery to it of the certificate representing the Securities held by Paradox, PAM shall deliver to Paradox the cash or instruments required to consummate its purchase of such Securities, in accordance with this Agreement. Paradox shall then commence the tender offer.

          iv. Should PAM fail to purchase within the time and in the manner specified any or all of the Securities held by Paradox, the Secretary of PAM shall promptly give written notice, herein called "the rejection notice," of that fact to Paradox. Paradox shall then commence the tender offer.

     d. Transfers to PAM on Repurchase of Securities Held by Officers, Directors and Employees. Any purchase by PAM of



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Securities of a Paradox who is an officer, director or employee of PAM if such purchase is made pursuant to an employment agreement, or other agreement for the services and/or compensation of such Paradox, made between PAM and the officer, director, or employee, is not a sale or transfer that is subject to the provisions of this Agreement.

3.   MISCELLANEOUS PROVISIONS

     a. Legend on Securities. All certificates evidencing securities now or hereafter owned by any Shareholder shall be endorsed substantially as follows:

               The securities represented by this certificate are subject to and may be transferred only in compliance with a Shareholders Agreement effective as of March 5, 1999, made by and among the Shareholder hereof and PAM issuing this certificate and certain other Shareholders of PAM's securities therein named or referred to.

          All certificates evidencing securities hereafter issued, for any reason or purpose to any Shareholder shall, when issued, be similarly endorsed.

     b. Execution of Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original as to its signatory, but all of which together shall constitute one and the same instrument.

     c. Injunctive Relief and Provisional Remedies. PAM and each Shareholder agrees that remedies at law in the event of any breach or threatened breach of this Agreement are not and will not be adequate, and that this Agreement may be specifically enforced by a decree for the specified performance of any of its terms, or by an injunction against a violation of any such terms. The Parties to this Agreement acknowledge that it would be difficult to measure the damage from any breach of the covenants set forth in this Agreement, that injury from any such breach would be impossible to calculate, and that money damages would therefore be an inadequate remedy for any such breach. It is further agreed that any breach of this Agreement may render irreparable harm. Accordingly, in the event of such a breach, a party shall be entitled to commence legal action and shall have available to it all remedies provided by law, including, but not limited to, permanent injunctive relief to restrain a party or other person from violating this Agreement notwithstanding the arbitration provision contained herein, without demonstrating any actual damage. Further, by submitting a dispute to arbitration, the parties do not waive the right to seek other provisional remedies from a court, such as attachment and receivership.

     d. Governing Law. This Agreement and any disputes arising



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hereunder shall be interpreted and construed under, and be governed by, the local, internal laws of the State of California as such laws are applied to any act or agreement entered into in California, between California residents and performed entirely within California, and not the conflict laws of the State of California.

     e. Entire Agreement. The parties acknowledge receipt of this Agreement and agrees that, with respect to the subject matter hereof, this Agreement is the entire agreement between the parties, superseding any previous oral or written communications, representations, understandings, or agreements between the parties or any officer or other representative thereof.

     f. Severability of Provisions. In case any one or more of the provisions or part of a provision, or any word, phrase, clause or sentence thereof contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect in a jurisdiction in which enforcement is sought, this Agreement shall be reformed and construed in any such jurisdiction as if such invalid or illegal or unenforceable provision or part of a provision, or any word, phrase, clause or sentence thereof had never been contained herein and such provision or part reformed so that it would be valid, legal and enforceable to the maximum extent permitted in such jurisdiction.

     g. Modification. This Agreement may not be changed, modified, released, discharged, abandoned, or otherwise amended, in whole or in part, except by an instrument in writing signed by the parties to this Agreement, and where necessary, that is approved by majority of the Shareholders of each Series, class and type of securities affected by the modification.

     h. Additional Necessary Actions. Each of the parties hereto agrees to execute all such further instruments and documents and to take all such further action as any other party may reasonably require in order to effectuate the terms and purposes of this Agreement. The parties recognize that the Articles of Incorporation must be amended to ensure the effectiveness of certain provisions of this Agreement and each party to this Agreement represents and warrants that each has not taken any actions that would violate the terms of the Agreement and will not take any such action prior to the amendment of the Articles of Incorporation.

     i. Binding on Heirs and Successors. This Agreement shall be binding upon and shall inure to the benefit of each Shareholder and the Shareholder's respective heirs, executors, administrators, assigns, successors and legal representatives.

     j. Non-Waiver of Rights. The Parties agree that no failure to exercise or delay in exercising any right, power, or privilege



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on the part of either party shall operate as a waiver of any right, power or privilege under this Agreement. The Parties further agree that no single or partial exercise of any right, power, or privilege hereunder shall preclude further exercise thereof.

In witness whereof, the Parties have executed this Agreement on the date first written above.


                                   Progressive Asset Management, Inc.

                                   PETER CAMEJO
                                   by Peter Camejo, Chief Executive Officer



                                   Paradox Holdings, Inc.

                                   GENE C. VALENTINE
                                   by Gene C. Valentine, Chief Executive
                                   Officer



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